U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2008

DYNAMIC RESPONSE GROUP, INC

(Exact name of registrant as specified in charter)

Florida	000-28201	52-2369185
(State or jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer identification No.)

4770 Biscayne Boulevard, Suite 780, Miami, FL	33179
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-576-6889

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective December 3, 2008, we have appointed Mr. Reno R. Rolle, as a director of the Company to fill the board seat vacated by Joseph I. Emas. This appointment is effective until the next annual meeting of the shareholders or unless Mr. Rolle is removed by other action as allowed by our Bylaws.

Mr. Rolle is the CEO of Red Rock Pictures, Inc., President of Synergy I.P. Group, LLC and inventor of the “Spin Fryer” a product currently licensed by Synergy I.P. Group, LLC to the Company for manufacturing, marketing and distribution. Pursuant to the terms of the May 2008 manufacturing and marketing agreement, in exchange for the exclusive rights to manufacture and market the “Spin Fryer”, the Company agreed to compensate Synergy I.P. Group, LLC in cash based on a percentage of sales, and options to purchase up to 5,000,000 shares of the Company’s common stock upon meeting certain performance benchmarks.

Mr. Rolle was previously CEO for Shop America USA which specialized in direct response television and infomercial marketing. Mr. Rolle was also a founding principal of the National Lampoon Acquisition Group, LLC an investment group that acquired the “National Lampoon” brand. Mr. Rolle founded National Lampoon Home Entertainment in 2002 to produce and distribute National Lampoon branded DVDs. Between 1997 and 2001 Mr. Rolle was the co-founder, Chairman and CEO of Synergy Worldwide, Inc., a product engineering, design and marketing company. From 1994 to 1997 Mr. Rolle was a co-founder of HSN Direct, a direct response television joint venture with Home Shopping Network, Inc.

Mr. Rolle will receive 750,000 shares of the Company’s common stock annually as consideration for serving on the Company’s Board of Directors. There are no family relationships between Mr. Rolle and any of our members of the Board of Directors or executive officers. There are no arrangements between Mr. Rolle and any other persons pursuant to which Mr. Rolle was appointed as director. Except for the Company’s manufacturing and marketing agreement with Synergy I.P. Group, LLC for the “Spin Fryer”, there are no transactions, or proposed transactions, to which the Company is or was to be a party and in which Mr. Rolle had a direct or indirect material interest that are required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC RESPONSE GROUP, INC

Date: December 10, 2008	/s/ Melissa K. Rice
Chief Executive Officer